LICENSE AND

SERVICES AGREEMENT

This License and Services Agreement (“Agreement”) is made and entered into as of June 10, 2013 (the “Effective Date”) by and between A5 Genetics KFT, Corporation with its principal place of business at Gerecse u. 16, H-2094, Hungary (“A5”), and Atossa Genetics Inc., a Delaware corporation, with its principal place of business at 1616 Eastlake Ave. East, Suite 360, Seattle, Washington (“Atossa”).

WHEREAS, A5 has developed proprietary software called RecurrenceOnline for the purpose of analyzing genes in biopsy samples from breast cancer tumors (the “RecurrenceOnline Software”);

WHEREAS, Atossa is developing a laboratory test called the NextCYTE Breast Health Test which will be used to perform a laboratory diagnostic test on samples of breast cancer tumors to help inform treatment options and risk of recurrence (the “NextCYTE Test”); and

WHEREAS, Atossa wishes to acquire rights, and A5 wishes to transfer certain rights, to the RecurrenceOnline Software and other rights for use with its NextCYTE Test.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. LICENSE.

1.1. Grant of License. Subject to the terms and conditions of this Agreement A5 grants to Atossa an exclusive, irrevocable, license in the Field of Use to use, sell, distribute, patent, sublicense and transfer the Licensed Property in the Territory. For purposes of this Agreement:

“Territory” means world-wide except the European Union.

“Licensed Property” means all rights to the RecurrenceOnline Software and related, hardware, data bases and related content and functionality to www.recurrenceonline.com, Documentation, improvements, new versions, Error corrections under Section 3 and bug fixes.

“Improvements” means all modifications, updates and Error corrections under Section 3 to the algorithm used in the RecurrenceOnline Software, including additions and deletions of genes, altering the weight of genes or otherwise altering the algorithm.

“Documentation” means the user manuals or other documentation accompanying the Licensed Property, as it may be revised and updated from time to time.

“License” means the license to use the Licensed Property granted to Atossa in this Agreement.

“Field of Use” means the fields of breast cancer and pre-cancerous lesions including ductal carcinoma in situ.

1.2. Restrictions. Atossa may not itself, or through any parent, subsidiary, affiliate, agent or other third party: (a) decompile, disassemble, reverse engineer or circumvent any technological measure controlling access to the RecurrenceOnline Software in whole or in part; or (b) modify the RecurrenceOnline Software or write or develop any derivative software or any other software program based upon the RecurrenceOnline Software.

1.3. Specifications. The RecurrenceOnline Software contains the features and specifications set forth on Exhibit A (the “Specifications”).

1.4. Source Code. The License is to the executable object code of the RecurrenceOnline Software only, and does not include any license to the related source code.

1.5. Copies. A5 will retain one copy of the RecurrenceOnline Software on a secondary server or other host computer for backup purposes. Atossa may make additional copies of the RecurrenceOnline Software in the normal course of its back-up and archival operations but all of such copies will remain subject to the terms of this Agreement.

1.6. Documentation. Atossa may make copies of the Documentation to the extent necessary to enable use of the RecurrenceOnline Software in accordance with this Agreement.

1.7. Shipments. All A5’s shipments to Atossa under this Agreement, if any, will be F.O.B. Atossa’s facility at the address first set forth above. A5 will pay for any shipping, handling, insurance and other similar costs.

1.8. Right of First Refusal to New Algorithms. Prior to licensing, selling or distributing any new algorithms in the Field of Use that are intended for commercialization, A5 shall first offer in writing to Atossa a license in the Territory to such new algorithms substantially on the terms upon which the Licensed Property is licensed under this Agreement and other commercially reasonable terms to be agreed upon by the parties. Atossa shall have 60 days to evaluate the potential license of such new algorithms.

1.9. Improvements. Improvements shall be promptly communicated and transferred to Atossa, but subject to A5’s need to validate improvements with third party clinical partners

2. FEES.

2.1. Fees and Patent Costs.

(a)           Within 60 days of the date of this Agreement, Atossa shall pay A5 a one-time fee of $100,000. Atossa shall pay for all costs and expenses of pursuing all patents under Section 3 of this Agreement.

(b)           Within 60 days of the date that the Licensed Property is installed and tested at Atossa’s site to Atossa’s reasonable satisfaction, Atossa shall pay A5 a one-time fee of $100,000.

2.2. Milestones.

(a)           Within three months of the Atossa achieving either of the following milestones Atossa shall pay A5 US$200,000: (i) submission by Atossa of an application to the U.S. FDA seeking clearance of the NextCYTE Test as a medical device, or (ii) commercial launch by Atossa of the NextCYTE Test. Atossa agrees to use good faith commercial efforts to submit the application for the foregoing FDA clearance on or before January 1, 2015.

(b)           Within 60 days of receiving FDA clearance for the NextCYTE Test, Atossa shall pay A5 an additional fee of US$1,000,000.

2.3. Royalties. On or before January 31 of each year, Atossa shall pay A5 a royalty fee equal to US$50 for each NextCYTE Test for which Atossa receives payment. Atossa shall provide a report to A5 of all NextCYTE tests processed and for which Atossa receives payment during each six month periods ending June 30 and December 31. Such reports shall be provided within 30 days after each such six month period. Atossa shall be responsible for any third-party royalties that Atossa incurs as a result of commercialization of the NextCYTE Test.

2.4. Support Services Fees. For the services provided by A5 under Section 3 (the “A5 Services”), Atossa will pay A5 a service fee equal to US$65 for each NextCYTE Test for which A5 Services are provided; provided, however, that no such fee shall be due for NextCYTE Tests performed during the validation and pre-commercial launch periods. The service fees shall be paid quarterly in arrears within 30 days after the end of each calendar quarter.

2.5. Payments. All payments due under this Agreement will be made in U.S. dollars.

3. SERVICES.

3.1. Support. A5 will provide Atossa with Support Services consisting of the following (the “Support Services”):

(a)           Installation and Testing. A5 will provide reasonable support and assistance to Atossa in installing and otherwise integrating the Licensed Property with the NextCYTE Test and Atossa’s other operations.

(b)           Email Support. A5 will provide assistance via email to Atossa related to Atossa’s operation of RecurrenceOnline Software and its use with the NextCYTE Test. A5 will respond to emails within 24 hours. A5 will also be available for occasional phone consultations at mutually agreeable times.

(c)           Maintenance. A5 will provide diagnostic services and other assistance to Atossa for Errors in the RecurrenceOnline Software. A5 may provide Atossa with a report form for reporting suspected Errors. An “Error” means any defect in the RecurrenceOnline Software that prevents the RecurrenceOnline Software from operating substantially in accordance with the Specification and Documentation. A5 will work diligently to provide an immediate correction or modification for all Errors.

(d)           Updates and Upgrades. A5 will make available to Atossa without charge one copy of any update or upgrade generally made available by A5 without charge to its other licensees.

(e)           Operations. A5 will provide operational support to assist Atossa in processing samples with the NextCYTE Test by performing the quality control of the processed samples and statistical evaluation for a gene expression based diagnostic report.

3.2. Atossa Responsibilities. Atossa agrees to provide A5 with all information and materials reasonably requested by A5, to the extent reasonably available to Atossa, for use in replicating, diagnosing and correcting an Error or other problem with the A5 Software reported by Atossa to the extent such information and materials are reasonably available to Atossa. Atossa will maintain permanent internet connection with a fixed IP address through which the RecurrenceOnline Software can be accessed and to otherwise facilitate maintenance and Support Services.

4. OWNERSHIP.

4.1. Ownership of Atossa Data. All of Atossa’s data, including the data generated by use of the Licensed Property and the NextCYTE Test (the “Atossa Data”) will remain the sole and exclusive property of Atossa.

4.2. Use of Atossa Data by A5. Atossa hereby grants to A5 during the Term of this Agreement, the limited, nontransferable and nonexclusive right and license to Atossa Data to develop Improvements, and for research purposes, publish research papers and for teaching purposes; provided, however, that at all times A5 shall keep all Atossa Data confidential in accordance with Section 9 (Confidentiality). Any reference or use by A5 to the names Atossa, Atossa Genetics, National Reference Laboratory for Breast Health, NextCYTE and other trademarks or service marks of Atossa shall be subject to the prior written approval of Atossa.

4.3. Ownership by A5. Subject to Section 4.5:

(a)           all inventions, discoveries, improvements, enhancements, methods, processes, models, algorithms, software technology, technical documentation and other methodologies owned or developed by A5 in the course of providing Services to Atossa or preparing the RecurrenceOnline Software will remain the property of A5;

(b)           no title or ownership of the RecurrenceOnline Software or any part thereof will be transferred to Atossa; and

(c)           Atossa acknowledges that Atossa is acquiring only a license to use the Licensed Property and not any title to or ownership of the Licensed Property or any part thereof.

4.4. Patent Prosecution. A5 represents that it has not sought patent protection on the Licensed Property in the Territory and A5 shall not seek or permit others to seek, any such patent protection in the Territory. Atossa shall have the right, but not the obligation, to pursue patents in the Territory and in the Field of Use on the Licensed Property (the “Atossa Software Patents”). If Atossa chooses to apply for such Atossa Software Patents, a person designated by A5 shall be identified as the inventor in all patent applications; provided that such inventor shall immediately upon request assign to Atossa all right, title and interest in and to the patent applications and Atossa Software Patents and A5 and any such inventor shall execute and deliver all reasonably necessary documents reflecting such assignment to Atossa.

4.5. Ownership of Atossa Software Patents. A5 hereby transfers and assigns all right, title and interest in and to any intellectual property claimed in the Atossa Software Patents, including source and object code, so that Atossa shall be the sole and exclusive owner of any such Atossa Software Patents and related patent applications. For clarification, the Atossa Software Patents shall include rights only in the Field of Use and only in the Territory so that A5 is free to pursue patent protection or otherwise commercialize its intellectual property rights outside the Field of Use and outside the Territory. If the Atossa Software Patents include any claims outside of the Field of Use Atossa hereby grants a fully-paid, irrevocable license to A5 to any such claims.

5. INTELLECTUAL PROPERTY DEFENSE.

5.1. Defense. Atossa shall have the right but not the obligation to defend the Licensed Property and the Atossa Software Patents against any assertion that they infringe any issued patent, copyright, or trade secret of any third party in the Territory (an “Infringement Claim”). If Atossa chooses not to defend any Licensed Property or Atossa Software Patent against an Infringement Claim, it shall so notify A5 in writing and A5 shall have the right to assume the defense. A5 shall provide reasonable assistance, information and documentation in prosecuting, defending and enforcing all Licensed Property and Atossa Software Patents. A5 shall immediately notify Atossa in writing of any infringements or threats of infringement of the intellectual property rights included in the Licensed Property and Atossa Software Patent.

5.2. Modification of Licensed Software. Should the Licensed Software become, or in A5’s opinion be likely to become, the subject of an Infringement Claim, A5 will have the right, at A5’s option and expense, (i) to procure for Atossa, on terms reasonably acceptable to Atossa, the right to continue using the Licensed Software, or (ii) to replace or modify it with a non-infringing version of substantially equivalent function and performance.

6. WARRANTIES.

6.1. Warranties of Atossa. Atossa represents, warrants, and covenants that it has the power and authority to enter into this Agreement and that this Agreement does not conflict with any other agreement to which it is a party.

6.2. Warranties of A5. A5 represents and warrants that: (a) it has the power and authority to enter into this Agreement and this Agreement does not conflict with the any other agreement to which it is a party; (b) the Services will be performed in a professional and workmanlike manner, (c) the Licensed Property will perform the functions materially in accordance with the Documentation and Specifications, (d) it has all right, title and interest in and to the Licensed Property and to the knowledge of A5 no third party is infringing any of the intellectual property rights included in the Licensed Property , (e) there are no governmental or other regulatory approvals, consents or notices required to enter into and perform under this Agreement, and (f) it will diligently protect the Licensed Property from and against any claims or threats of infringement of any third party and that it will not allow any lien, claim or encumbrance to be placed on the Licensed Property.

6.3. Regulatory Support. The parties will provide copies of their respective regulatory submissions in support of each other’s regulatory submissions.

7. LIMITATION OF LIABILITY.

7.1. No Consequential Damages, Etc. IN NO EVENT WILL A5 OR ATOSSA BE LIABLE, WHETHER IN TORT, CONTRACT OR OTHERWISE (I) FOR ANY LOST PROFITS, (II) FOR ANY LOSS OR REPLACEMENT OF DATA FILES THAT ARE LOST OR DAMAGED, OR (III) FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, ARISING OUT OF THIS AGREEMENT, THE DELIVERY, USE, SUPPORT, EVALUATION, OPERATION OR FAILURE OF THE LICENSED PROPERTY.

8. TERM AND TERMINATION.

8.1. Term of Agreement and License. The term of this Agreement and the License and Support obligations hereunder will commence on the date hereof and will continue for the later of 10 years from the date hereof or the expiration of any Atossa Software Patent on a country by country basis; provided, however, that A5 may, with 60 days prior written notice, terminate the services under Section 3 if Atossa has not applied for FDA clearance of the NextCYTE Test on or before January 1, 2015 as contemplated by Section 2.2(a).

8.2. Termination. Either party may terminate this Agreement if the other party fails to correct, after 60 days written notice, any material breach of this Agreement.

8.3. Effect of Termination. If the Agreement is terminated by A5 because of a material breach in this Agreement by Atossa, then Atossa will immediately discontinue usage of the Licensed Property and return to A5 or destroy all copies of the RecurrenceOnline Software. However, upon any termination by Atossa or A5 Atossa shall continue to be the sole and exclusive owner of all Atossa Software Patents, related source and object code and any pending patent applications.

9. NONDISCLOSURE AND CONFIDENTIALITY.

9.1. Confidential Information. Each party hereunder may disclose to the other party certain Confidential Information of such party or of such party’s associated companies, suppliers, or Atossa’s. For purposes of this Agreement, “Confidential Information” means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) that is of value to its owner and is treated as confidential. A5’s “Confidential Information” includes without limitation the RecurrenceOnline Software. Atossa’s “Confidential Information” includes without limitation Atossa Data. “Confidential Information” does not include information to the extent that the (a) information communicated was already known to Recipient, without obligations to keep such information confidential, at the time of Recipient’s receipt from Owner; (b) information communicated was received by Recipient in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; and (c) information communicated was publicly known at the time of Recipient’s receipt from Owner or has become publicly known other than by a breach of this Agreement. “Owner” refers to the party disclosing Confidential Information hereunder, whether such party is A5 or Atossa and whether such disclosure is directly from Owner or through Owner’s employees or agents; and “Recipient” refers to the party receiving any Proprietary Information hereunder, whether such party is A5 or Atossa and whether such disclosure received directly or through Recipient’s employees or agents.

9.2. Confidentiality. Recipient agrees to hold the Confidential Information disclosed by Owner in strictest confidence and not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Confidential Information disclosed by Owner to any third party (other than Recipient’s consultant or agent who has executed an agreement that will protect the Confidential Information under similar terms as those set forth herein), or utilize the Confidential Information disclosed by Owner for any purpose whatsoever other than as expressly contemplated by this Agreement. The foregoing obligations will not apply if and to the extent that the Confidential Information is required to be disclosed by law, whether under an order of a court or governmental body or other legal obligation, provided the Recipient uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure.

10. GENERAL

10.1.      Entire Agreement. This Agreement, including any Exhibits, and any agreements between A5 and Atossa specifically referred to herein or in any Exhibit, constitute the entire agreement between the parties with respect to their subject matter and supersede all other prior agreements. In the event any provision of an Exhibit conflicts with a provision of this Agreement, the Exhibit will govern.

10.2.      Survival. Any provision of this Agreement that contemplates performance subsequent to any termination of this Agreement, including without limitation Sections 4.5 (Atossa Software Patents), 5 (Intellectual Property), 6 (Warranties), 7 (Limitation of Liability), 8 (Effect of Termination), 9 (Confidentiality), and 10 (General), will survive the termination of this Agreement.

10.3.      Non-Disclosure of Terms. Except pursuant to court order or as otherwise required by law, neither party may disclose the terms and conditions of this Agreement without prior written consent of the other party.

10.4.      Assignment. Atossa may assign or transfer this Agreement; however, the right of Atossa to receive the services under Section 3 may only be assigned by Atossa with the prior written consent of A5 which shall not be unreasonably withheld, conditioned or delayed. A5 may transfer this Agreement with the prior written approval of Atossa. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

10.5.      Independent Principals. A5 and Atossa are independent principals in all relationships and actions under and contemplated by this Agreement. This Agreement will not be construed to create any employment relation, partnership, joint venture, or agency relationship between the parties or to authorize either party to enter into any commitment or agreement binding on the other.

10.6.      Waiver or Modification. Any waiver, amendment, supplement or modification of this Agreement will not be effective unless set forth in writing and signed by an authorized representative of both parties. Any such waivers, amendments, supplements and modifications will be deemed a part of this Agreement as if incorporated herein. The failure of either party to exercise any of its rights under this Agreement will not be deemed a waiver or forfeiture of such rights.

10.7.      Severability. If any provision hereof is declared invalid by a court of competent jurisdiction, such provision will be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

10.8.      Force Majeure. Neither party will be liable for any failure or delay in performance of its obligations hereunder by reason of acts of God or the public enemy, war, fire, flood, shortage or failure of suppliers, interruption or failure of telecommunication or digital transmission links, Internet disruptions, power failures and other events or circumstances beyond its reasonable control (“Force Majeure”).

10.9.      Injunctive Relief. The parties acknowledge that the agreements of the parties are of a special and unique character, and that money damages alone will not reasonably or adequately compensate the other party for any breach of this Agreement. Therefore, A5 and Atossa expressly agree that in the event of the breach or threatened breach of the Agreement, in addition to other rights or remedies which A5 or Atossa may have, at law, in equity or otherwise, A5 or Atossa, as applicable, will be entitled to seek injunctive or other equitable relief compelling specific performance of, and other compliance with, the terms of the Agreement.

10.10.     Headings. The headings in this Agreement are solely for convenience of reference and will not be given any effect in construction or interpretation of this Agreement.

10.11.     Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

10.12.     Notice. All communications between the parties which are required or permitted to be in writing will be sent by hand delivery, with receipt obtained, or by prepaid, overnight courier, certified return receipt requested, or by facsimile with confirmation by overnight courier, certified return receipt requested, and sent to the addressed specified in the first paragraph of this Agreement. By written communication, either party may designate a different address for purposes hereof.

10.13.     Governing Law. This Agreement will be governed by, construed, and interpreted in accordance with the laws of the State of Washington without regard to its rules governing conflicts of law. Any legal action or proceeding arising out of or in relation to this Agreement must be brought in United States or state courts located in Seattle and such court(s) will have sole and exclusive jurisdiction with respect to any such legal action or proceeding. Each party hereby submits to the personal jurisdiction of, and venue in, such court(s) for the purposes thereof, and expressly waives any claim of lack of jurisdiction, improper venue, or that any such venue constitutes an inconvenient forum.

10.14.     Conflict Between Agreement and Exhibits. In the event there is a conflict between this Agreement and any other exhibits or schedules to the Agreement, then the terms of such exhibits or schedules will govern.

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IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of A5 and Atossa as of the date first stated above.

A5 Genetics KFT	Atossa Genetics Inc.:

By:	/s/ Balázs Győrffy	By:	/s/ Steven C. Quay

Name: Balázs Győrffy M.D., Ph.D.		Name: Steven C. Quay, M.D., Ph.D.

Title: Chief Executive Officer		Title: Chief Executive Officer

EXHIBIT A

Specifications and Features of RecurrenceOnline Software

Overview

The recurrenceonline software is a decision support tool by providing an online diagnostic system for breast cancer patients utilizing transcriptomic data to compute:

•	array quality control
•	survival [by employing two different algorithms as described below],
•	response to hormonal treatment [ER status] and
•	response to targeted therapy [HER2 status].

Input

The software uses Affymetrix microarrays designated by GEO platforms as GPL96, GPL570 and GPL571 as an input for the analysis. Additionally, a patient ID and for certain analysis options the lymph node status of the investigated patient must be provided.

Array quality control

Heber and Sick (Heber et al, 2006) suggested eight quality metrics as a basic quality assessment for Affymetrix microarrays. The distribution of a large database of arrays was assessed and outliers were identified as those having a parameter value outside of the range of 95% of samples. The “Array quality control” parameter implemented in www.recurrenceonline.com is set to give a warning in cases in which the thresholds published by Heber et al. are surpassed or outliers are detected as compared to our previous meta-analysis.

The recurrence score algorithm

After an initial quality control the raw Affymetrix .CEL files are MAS5 normalized. The differences of the log-transformed expression of the 16 genes and the housekeeping genes ACTB, GAPDH, RPLP0, GUS and TFRC are subtracted from the pre-defined range top value to emulate RT-PCR results. For genes with multiple probe sets available on the Affymetrix microarrays the average expression, the probe set with the highest average expression can be used. Then, the recurrence score is computed as described previously (Gyorffy et al, 2012). Finally, the sample is classified as belonging to the high/intermediate/low risk of relapse group based on their recurrence score.

The re-training algorithm

The system analyzes gene expression data from 3,534 breast cancers with clinical annotation including survival. For each test case a case-specific training subset is selected that includes only cases with the highest molecular similarity to the tests case. Similarity is measured by Euclidean distance over all genes. Informative genes are identified in the case-specific training cohort by computing Cox regression coefficient and a case-specific predictor is developed. This fixed predictor is then applied to the test case. This dynamic predictor building method yields different training sets and different predictors for each new case. The final output classifies the patient sample as having high or low risk of relapse (or prediction not significant). The retraining algorithm can also be used in a similar fashion to predict lymph node involvement based on the primary tumor gene expression.

Output

The software generates a report in a PDF format including all analysis details as well as the final classification. The report is generated in real time and is downloadable directly from the analysis page.